Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

July 29, 2015
Southern Company reports second-quarter earnings

ATLANTA - Southern Company today reported second-quarter 2015 earnings of $629 million, or 69 cents per share, compared with earnings of $611 million, or 68 cents per share, in the second quarter of 2014. For the six months ended June 30, 2015, earnings were $1.14 billion, or $1.25 per share, compared with $962 million, or $1.08 per share, for the same period in 2014.

Earnings for the three and six months ended June 30, 2015, include after-tax charges of $14 million and $20 million, respectively, related to increased construction estimates for Mississippi Power’s Kemper County integrated gasification combined-cycle (IGCC) project. Earnings for the six months ended June 30, 2014, include an after-tax charge of $235 million, or 26 cents per share, related to the Kemper County IGCC project. Earnings for the three and six months ended June 30, 2015, also include a $4 million after-tax charge related to the discontinued operations of Mirant and the March 2009 settlement agreement with MC Asset Recovery, LLC.

Excluding these items, Southern Company earned $647 million, or 71 cents per share, during the second quarter of 2015, compared with earnings of $611 million, or 68 cents per share, during the second quarter of 2014. For the first six months of 2015, excluding these items, Southern Company earned $1.16 billion, or $1.28 per share, compared with earnings of $1.20 billion, or $1.34 per share, for the same period in 2014.

Earnings for the second quarter of 2015 were positively influenced by retail revenue effects at Southern Company’s traditional operating companies, warmer weather and stronger than expected performance of its Southern Power subsidiary. Earnings were negatively influenced by increased non-fuel operations and maintenance expenses.

“We are encouraged by positive customer growth during the second quarter of 2015, particularly in the residential sector,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “Also, for the first time since 2004, we have experienced two consecutive quarters of weather-normalized growth in all three customer classes - residential, commercial and industrial - as our region continues to grow faster than the U.S. as a whole.”

Second-quarter 2015 operating revenues were $4.34 billion, compared with $4.47 billion for the second quarter of 2014, a decrease of 2.9 percent. For the six months ended June 30, 2015, operating revenues were $8.52 billion, compared with $9.11 billion for the same period in 2014, a decrease of 6.5 percent.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area increased 2.2 percent in the second quarter of 2015, compared with the second quarter of 2014. Residential energy sales increased 4.6 percent, commercial energy sales increased 2.3 percent and industrial energy sales increased 0.1 percent. For the first six months of 2015, retail sales increased 0.5 percent, compared with the same period in 2014. Residential energy sales decreased 0.2 percent, commercial energy sales increased 0.7 percent and industrial energy sales increased 1.0 percent.

Weather-adjusted kilowatt-hour sales to retail customers in Southern Company's four-state service area increased 0.7 percent in the second quarter of 2015, compared with the second quarter of 2014. Weather-adjusted residential energy sales increased 1.2 percent, weather-adjusted commercial energy sales increased 0.7 percent and industrial energy sales increased 0.2 percent. For the first six months of 2015, weather-adjusted retail sales increased 0.8 percent, compared with the same period in 2014. Weather-adjusted residential energy sales increased 0.7 percent, weather-adjusted commercial energy sales increased 0.7 percent and industrial energy sales increased 1.1 percent.

Total energy sales to Southern Company’s customers in the Southeast, including wholesale sales, increased 2.1 percent in the second quarter of 2015, compared with the second quarter of 2014. For the first six months of 2015, total energy sales decreased 0.6 percent, compared with the same period in 2014.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its second quarter performance. These materials are available at www.southerncompany.com.

With more than 4.5 million customers and approximately 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a 2014 Top Employer for Hispanics by Hispanic Network. The company earned the 2014 National Award of Nuclear Science and History by the National Atomic Museum Foundation for its leadership and commitment to nuclear development, and is continually ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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